Exhibit 10.1

ROCKWELL INTERNATIONAL CORPORATION

Resolution of the Compensation and Management Development Committee
of the Board of Directors adopted on December 5, 2001

        RESOLVED, that each outstanding option under this Corporation’s 1988 Long-Term Incentives Plan, 1995 Long-Term Incentives Plan and 2000 Long-Term Incentives Plan held by any person who is a present or former corporate officer elected by the Board be, and each of them hereby is, amended to permit certain transfers of the options as follows:

Transferability: You are not entitled to transfer the Options except (i) by will or by the laws of descent and distribution, or (ii) in the case of Options not granted as incentive stock options, by gift to any member of your immediate family or to a trust for the benefit of one or more members of your immediate family or to a family charitable trust established by you or a member of your immediate family; provided, however, that no transfer pursuant to this clause (ii) shall be effective unless you have notified the Corporation’s Office of the Secretary (Attention: Stock Option Administration) in writing specifying the Option or Options transferred, the date of the gift and the name, address and social security or other taxpayer identification number of the transferee. During your lifetime, only you are entitled to exercise the Options unless you have transferred any Option in accordance with this paragraph to a member of your immediate family or to a trust for the benefit of one or more members of your immediate family or to a family charitable trust established by you or a member of your immediate family, in which case only that transferee (or the legal representative of the estate or the heirs or legatees of that transferee) shall be entitled to exercise that Option. For purposes of this paragraph, your “immediate family” shall mean your spouse and natural, adopted or step-children and grandchildren.